As filed with the Securities and Exchange Commission on February 18, 2003
                                           Securities Act File No. 333-_________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        DENALI CONCRETE MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

               Nevada                      3273                  88-0445167
 (State or other jurisdiction of     (Primary Standard         (IRS Employer
  incorporation or organization)  Industrial Classification  Identification No.)
                                       Code Number)


                        300 East 54th Avenue, Suite 200
                              Anchorage, AK 99513
                                 (907) 770-3709
          (Address and telephone number of principal executive offices and principal place of business)

                            Spencer R. ("Ray") Martin
                        Denali Concrete Management, Inc.
                         300 East 54th Avenue, Suite 200
                               Anchorage, AK 99513
                                 (907) 770-3709
            (Name, address and telephone number of agent for service)

                          Copies of Communications to:
                                Roger V. Davidson
                    Ballard, Spahr, Andrews & Ingersoll, LLP
              1225 17th Street, Suite 2300, Denver, Colorado 80202
                                 (303) 292-2400

     Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                            CALCULATION OF REGISTRATION FEE

               Title and                        Proposed Maximum
           Amount of Securities                Aggregate Offering        Amount of
            to Be Registered(1)                       Price         Registration Fee(2)
---------------------------------------------  -------------------  --------------------

400,000 Shares $0.001 par value common stock.  $           200,000  $                 19
---------------------------------------------  -------------------  --------------------
TOTAL . . . . . . . . . . . . . . . . . . . .  $           200,000  $                 19
---------------------------------------------  -------------------  --------------------

(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution the number of shares registered pursuant to this Registration Statement automatically shall be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Calculated under Section 6(b)(2) of the Securities Act as $.000092 of the aggregate offering price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section  8(a),  may  determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS


                       $50,000 MINIMUM / $200,000 MAXIMUM
                        DENALI CONCRETE MANAGEMENT, INC.

                                  COMMON STOCK

     This is our initial public offering. We are offering a minimum of 100,000 and a maximum of 400,000 shares of common stock. The public offering price is $0.50 per share. No public market exists for our shares.

     SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares are offered on a minimum/maximum, best efforts basis directly through Mr. Ray Martin, our officer and director. No commission or other compensation related to the sale of the shares will be paid to Mr. Martin. The proceeds of the offering will be placed and held in an escrow account at Brighton Bank, N.A. until a minimum of $50,000 in cash has been received as proceeds from sale of shares. If we do not receive the minimum proceeds within 90 days from the date of this prospectus, unless extended by us for up to an additional 30 days, your investment will be promptly returned to you without interest and without any deductions. This offering will expire 30 days after the minimum offering is raised. We may terminate this offering prior to the expiration date.


               Price to Public   Commissions   Proceeds to Company(1)
Per Share . .  $           0.50  $        -0-  $                  0.50

Minimum . . .  $         50,000  $        -0-  $                50,000

Maximum . . .  $        200,000  $        -0-  $               200,000

(1) Before deducting expenses of the offering payable by us which are estimated to total $35,000.


                  The date of this Prospectus is, _____________

                                PROSPECTUS SUMMARY

ABOUT  OUR  COMPANY

     Denali Concrete Management, Inc. was originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com, Inc. The Company changed it's name to Denali Concrete Management in March 2001. We are a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operates primarily in Anchorage, Alaska placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

     We will be competing with a large number of concrete placement and construction companies. The concrete placement industry is highly fragmented and competitive, with several national concrete companies as well as a large number of smaller independent businesses serving local and regional markets

     We provide our customers with a broad range of concrete improvement services without committing significant capital to the acquisition and maintenance of an extensive asset base. Our relatively low capital and working capital requirements and variable cost structure should enable us to be competitive.

     In April 2001, we implemented our operating plan by offering concrete improvement services. For the nine months ended September 30, 2002, we have generated revenues of $924,722 and had a net income of $68,178 from our operations. The proceeds from this offering are needed so we can continue operations and implement our growth and marketing plan. We intend to actively pursue contracts for providing concrete improvement services.

     Our principal executive offices are located at 300 East 54th Avenue, Suite 200, Anchorage, Alaska 99513. Our telephone number is (907) 770-3709.

ABOUT  OUR  OFFERING

     We are offering a minimum of 100,000 and a maximum of 400,000 shares of common stock. Upon completion of the offering, we will have 6,450,430 shares outstanding if the minimum is sold and 6,750,430 shares outstanding if all shares offered are sold. We will use the proceeds from the offering to lease, maintain and purchase equipment and if we raise more than the minimum offering we will implement our marketing and advertising plan.

                                  RISK FACTORS

     Investing in our stock is very risky and you should be able to bear a complete loss of your investment.

     DENALI CONCRETE MANAGEMENT, INC. HAS ONLY LIMITED OPERATING HISTORY AND THERE IS NO ASSURANCE WE WILL CONTINUE TO BE PROFITABLE OR THAT YOUR INVESTMENT WILL HAVE FUTURE VALUE. Although our management has past experience in the concrete industry, Denali is a new business and investment in our company is risky. We have limited operating history so it will be difficult for you to evaluate an investment in our stock. For the nine months ended September 30, 2002, we had revenue of $924,722 and a net income of $68,178. We cannot assure you that we will continue to be profitable. Since we have not proven the essential elements of profitable operations, you will be furnishing venture capital to us and will bear the risk of complete loss of your investment in the event we are not successful.

     IF WE DO NOT RAISE MONEY THROUGH THIS OFFERING, IT IS UNLIKELY WE CAN IMPLEMENT OUR MARKETING AND GROWTH PLAN. As of September 30, 2002, Denali had cash of $29,211 and receivables of $257,420. Our liabilities were $135,195 as of September 30, 2002. We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business and sell our concrete services. We started our current operations in April of 2001. If we cannot raise money through this offering, we may have to seek other sources of financing or we may be forced to limit our business. Even if we raise the minimum amount of this offering, we may find it necessary to raise additional capital to fully implement our business plan. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.

     IF WE WERE UNABLE TO RETAIN EXISTING OR OBTAIN NEW CLIENTS, OUR REVENUES AND OPERATIONS WILL BE SEVERELY IMPAIRED. We must obtain new clients and extend or renew existing client contracts on favorable terms to be successful. Our existing clients are those clients our management has had a previous relationship with and we do not have any formal arrangements in place with these clients. If we do not succeed in maintaining existing clients and obtaining new clients, our revenues and results of operations will be adversely affected.

     WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT THAT COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN AND MAINTAIN CLIENTS. The concrete industry is highly fragmented and competitive, with several national concrete companies as well as a large number of smaller independent businesses serving local and regional markets. The majority of our competitors have greater financial and other resources than we do. Many of our competitors also have a history of successful operations and an established reputation within the industry. Contracts in the concrete placement service industry are generally gained or renewed through a competitive bidding process. Some of our competitors may be prepared to accept less favorable fee structures than us when negotiating or renewing contracts. Our inability to be competitive in obtaining and maintaining clients would have a material adverse effect on our revenues and results of operations.

     WE DEPEND ENTIRELY ON OUR EXECUTIVE OFFICER TO IMPLEMENT OUR BUSINESS AND LOSING THE SERVICES OUR EXECUTIVE OFFICER WOULD ADVERSELY AFFECT OUR BUSINESS. Denali is in the development stage and requires the services of our executive officer to become established. We have no employment agreements with our executive officer. If we lost the services of our executive officer, it is questionable we would be able to find a replacement and our business would be adversely affected.

     WE ARE DEPENDENT UPON THIRD PARTIES FOR CONCRETE EQUIPMENT AND SERVICES ESSENTIAL TO OPERATE OUR BUSINESS. We rely on third parties to lease equipment to us and provide driving services necessary for our operations. There have historically been periods of equipment shortages in the concrete industry, particularly in a strong economy. In the event we lose our current lease or are unable to secure another lease on equipment, our operations will be severely impacted. Further, if we receive insufficient concrete equipment or services from these third parties to meet our customers' needs, our business, results of operations and financial position could be materially adversely affected.

     OUR RELIANCE ON EMPLOYEES COULD REDUCE OUR OPERATING CONTROL AND WE MAY HAVE TROUBLE ATTRACTING AND RETAINING EMPLOYEES. We rely on the services of our employees. We also face potential difficulties attracting employees during times when concrete services are in high demand. Our business is seasonal and we rely on our employees to return to work at the beginning of each new season. Typically our employees are hired on a seasonal basis without formal contract. We do not currently have any formal written agreements with any employees. We cannot assure that we will be successful in retaining current employees or that any employees who terminate their employment with us can be replaced.

     IF WE CANNOT PASS ON ANY INCREASED COSTS TO OUR CUSTOMERS, OUR NET PROFITS WILL DECREASE. Economic recession, customers business cycles, increases in prices charged by third parties, interest rate fluctuations and other economic factors over which we have no control may adversely effect our business. We may not be able to pass through to our customers the full amount of increased costs or if passed through to our customers we may not be able to competitively price our services.

     WE ARBITRARILY DETERMINED OUR OFFERING PRICE. The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities. In determining the offering price, we considered such factors as the prospects for our products, our management's previous experience, our historical and anticipated results of operations and our present financial resources.

     OUR STOCK WILL BE SUBJECT TO THE PENNY STOCK RULES WHICH IMPOSES SIGNIFICANT RESTRICTIONS ON THE BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR STOCK. If our stock is ever permitted to trade, we will likely be subject to rules relating to the trading of penny stocks. A penny stock is generally a stock that

     -  is  not  listed  on  a  national  securities  exchange  or  Nasdaq,

     -  is  listed  in  "pink  sheets"  or  on  the  NASD  OTC  Bulletin  Board,

     -  has  a  price  per  share  of  less  than  $5.00  and

     -  is  issued  by  a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     -  determination  of  the  purchaser's  investment  suitability,

     -  delivery  of  certain  information and disclosures to the purchaser, and

     - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. Because our common stock is subject to the penny stock trading rules,

     - such rules may materially limit or restrict the ability to resell our common stock, and

     - the liquidity typically associated with other publicly traded equity securities may not exist; and

     - such rules because it may affect an investor's ability to sell the stock, may also have a depressive effect on your stock price.

     SHARES OF STOCK THAT ARE ELIGIBLE FOR SALE BY OUR STOCKHOLDERS MAY DECREASE THE PRICE OF OUR STOCK. Upon completion of the offering, we will have 6,450,430 shares outstanding if the minimum is sold and 6,750,430 shares outstanding if the maximum is sold, of which 100,000 shares will be freely tradable if the minimum is sold or 400,000 if the maximum is sold and 6,350,430 shares that are restricted shares but may be sold under Rule 144 commencing once a market commences on the OTCBB or the "Pink Sheets". If the holders sell substantial amounts of our stock, then the market price of our stock could decrease.

     MR. RAY MARTIN AND RAY SMITH, AN AFFILIATE OF THE COMPANY, CONTROL DENALI CONCRETE MANAGEMENT, INC. WHICH LIMITS YOUR ABILITY TO DIRECT OUR ACTIVITIES. Messrs. Martin and Smith own and control a majority of our outstanding stock and will continue to hold a majority of the stock after this offering. As the majority shareholders, Messrs. Martin and Smith control all shareholder votes as well as the composition of the board and management. Messrs. Martin and Smith may not necessarily vote in a manner consistent with that of other shareholders.

                           FORWARD-LOOKING STATEMENTS

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in this "Risk Factors" section and elsewhere in this prospectus identify important risks and uncertainties, such as loss of significant customers, increased costs which cannot be passed through to our customers, our inability to raise adequate financings to finance operations and others affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                          DILUTION AND COMPARATIVE DATA

     At September 30, 2002, we had a net tangible book value which is total assets less total liabilities of $165,766 or a net tangible book value per share of approximately $0.026. The following table shows the dilution to your equity interest without taking into account any changes in our net tangible book value after September 30, 2002, except the net proceeds received from our limited offering and sale of the minimum and maximum number of shares offered.


                                                 ASSUMING MINIMUM    ASSUMING MAXIMUM
                                                 SHARES SOLD         SHARES SOLD

Shares Outstanding. . . . . . . . . . . . . . .          6,450,430           6,750,430

Net tangible book value per share before the
offering. . . . . . . . . . . . . . . . . . . .  $           0.026   $           0.026

Public offering proceeds at $0.50 per share
(after expenses). . . . . . . . . . . . . . . .  $          20,000   $         170,000

Pro forma net tangible book value after the
offering. . . . . . . . . . . . . . . . . . . .  $         185,766   $         335,766

Per share increase attributable to Purchase of
shares by new investors . . . . . . . . . . . .  $           0.003   $           0.024

Pro forma net tangible book value per share
after offering. . . . . . . . . . . . . . . . .  $           0.029   $            0.05

Dilution per share to new investors . . . . . .  $           0.471   $            0.45

Percent dilution. . . . . . . . . . . . . . . .                 94%                 90%

     The following table summarizes the comparative ownership and capital contributions of existing common stock shareholders and investors in this offering as of December 31, 2001:


                                                Total Consideration
                           Shares Owned                                  Average Price
                              Number               %          Amount     Per Share
Present Shareholders
  Minimum Offering .            6,350,430           100.0  $126,905       $     .020
  Maximum Offering .            6,450,430            28.3   176,905             .027
                                6,750,430            61.2   326,905             .048
New Investors
  Minimum Offering .              100,000             1.6  $ 50,000       $      .50
  Maximum Offering .              400,000             5.9   200,000              .50

     The numbers used for Present Shareholders assumes that none of the present shareholders purchase additional shares in this offering. Of our Present Shareholders, the founders and principal shareholders own 6,005,000 shares for which they paid $6,005, while 345,430 shares were sold to accredited investors for a total of $120,900.

     The above table illustrates that as an investor in this offering, you will pay a price per share that substantially exceeds the price per share paid by current shareholders and that you will contribute a high percentage of the total amount to fund Denali, but will only own a small percentage of our shares. New investors will contribute $50,000 if the minimum is raised or $200,000 if the maximum offering is raised, compared to $126,905 contributed by current shareholders. Further, if the minimum is raised, new investors will own only 1.6% of the total shares and if the maximum is raised new investors will own only 5.9% of the total shares.

                                 USE OF PROCEEDS

     The net proceeds to be realized by us from this offering, after deducting estimated offering related expenses of approximately $30,000 is $20,000 if the minimum number of shares is sold and $170,000 if the maximum number of shares is sold.

     The following table sets forth our estimate of the use of proceeds from the sale of the minimum and maximum amount of shares offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown.


Description                       Assuming Sale of   Assuming Sale of
                                  Minimum Offering   Maximum Offering
Total Proceeds . . . . . . . . .  $          50,000  $         200,000
Less Estimated Offering Expenses             30,000             30,000

Net Proceeds Available . . . . .             20,000            170,000

Use of Net Proceeds
  Equipment lease, maintenance .              5,000             55,000
    and purchase
  Advertising. . . . . . . . . .                  0             20,000
  Working capital. . . . . . . .             15,000             95,000

TOTAL NET PROCEEDS . . . . . . .  $          20,000  $         170,000

     The working capital reserve may be used for general corporate purposes to operate, manage and maintain the current and proposed operations including wages and salaries, professional fees, expenses and other administrative costs. Costs associated with being a public company, including compliance and audits of our financial statements will be paid from working capital and revenues generated from our operations. If we receive less than the entire offering amount, funds will be applied according to the priorities outlined above. For example, if more than the minimum is raised but less than the maximum amount, the proceeds will first be allocated according to the minimum amount and an excess will be applied 40% to equipment lease and maintenance, 20% to advertising and the balance applied to working capital. Pending expenditures of the proceeds of this offering, we may make temporary investments in short-term, investment grade, interest-bearing securities, money market accounts, insured certificates of deposit and/or in insured banking accounts.

                           DETERMINATION OF OFFERING PRICE

     The offering price of the shares was arbitrarily determined by our management. The offering price bears no relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price be regarded as an indicator of any future market price of our securities.

                             DESCRIPTION OF BUSINESS

GENERAL

     Denali Concrete Management, Inc. was originally incorporated in the State of Nevada on December 10, 1999 under the name Bridge Capital.com, Inc. The Company changed it's name to Denali Concrete Management in March 2001. We are a concrete placement company specializing in providing concrete improvements in the road construction industry. Denali operates primarily in Anchorage, Alaska placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

OUR  BUSINESS

     Our initial focus will be providing concrete improvements services in and around the Anchorage area. Strategically located in a fast developing city, Anchorage, we intend on working toward establishing a steady clientele and orders for our services. We will also actively seek other concrete and construction companies that are interested in outsourcing their concrete improvements needs. Our primary interest is in placing curb & gutter, sidewalks and retaining walls for state, municipal and military projects.

     Our current operations include concrete improvements services for several ongoing projects. We are also placing curb and gutter for several construction projects in central Anchorage area.

THE  CONCRETE  INDUSTRY

Cement and concrete are key components of both commercial and residential construction in North America. Cement and Concrete industries are remarkably large. According to "Cement and Concrete: Environmental Considerations" article in Environmental Building news, there are approximately 210 cement plants in the U.S. and 4,000 to 5,000 ready mix plants (where cement is mixed with aggregate and water to produce concrete). The Portland Cement Association estimates that U.S. cement consumption has averaged between 75 and 90 million tons per year during the last decade.

According to the US Geological Survey, bolstered by continued low interest rates and higher levels of public spending, particularly on highways, the construction market in 1999 continued strong and again generated record consumption levels for cement. The increased demand was met by a small increase in domestic production and a very large increase in imports. One new cement plant came on-line in Florida towards yearend and several other plants continued to be engaged in projects to upgrade their capacities. In 1999, about 81.5 million tons of portland cement and 4.0 million tons of masonry cement were produced at a total of 115 plants, spread among 37 States, by 1 State agency and about 40 companies. The ex-plant value of production, excluding Puerto Rico, was about $7.4 billion, and the dominant portland cement component was used to make concrete worth at least $30 billion.

Total domestic cement consumption (sales) reached new record levels. There were 106 plants making clinker -- the main intermediate product in cement manufacture -- with a total calculated annual production capacity of about 83 million tons. Together with seven other facilities just for grinding clinker produced elsewhere, total finished cement (grinding) capacity at yearend amounted to about 95 million tons.

The top five cement companies together accounted for about 41% of total U.S. clinker production and capacity, and the top 10 companies accounted for about

62%. In terms of use, cement manufacturers sold about 70% of their portland cement output to ready-mixed concrete producers; 12% to producers of concrete products, such as block, pipe, and precast slabs; 11% to contractors (largely for road paving); 4% to building material dealers; and 3% to miscellaneous users.

OPERATING  STRATEGY

     Concrete preparation and placement includes the forming for various structures, construction of the reinforcement grids and the placing and finishing of the concrete. More specifically, it includes the process of producing the proper forms, site preparation, filling the forms with concrete of the correct specification, allowing time for necessary curing, removal of forms, and surface finishing. The above process applies to projects as simple as construction of a walkway 6 inches thick containing only reinforcing wire to a project as complex as the construction of piers for a bridge that requires extensive engineering and site preparation. Pre-fabricated reinforced concrete shapes such as bridge beams that are produced in a factory setting are not addressed in this guide since it is considered a manufacturing rather that construction process.

     Concrete forms used in the construction industry tend to be custom built and discarded after use, but the high labor cost has produced a trend toward standardized and reusable forms. In the latter type of concrete work, careful supervision may be provided by the customer as well as governmental and regulatory authorities.

     Concrete placing and finishing is labor intensive especially where the shapes, size, or distances are unique. However, some kinds of concrete placement use a surprising amount of sophisticated equipment for high speed production. Sometimes concrete is sprayed on a form to produce a vessel of some type such as a swimming pool. This process is called pneumatic mortar or guniting. Another kind of concrete construction found frequently is tilt wall construction, where concrete wall sections are formed in simple forms at the job site and raised to the vertical position to form walls that may or may not be load bearing.

     Concrete pumps are used in a construction setting when the designated area needing concrete cannot be accessed by a ready mix concrete truck. Special equipment such as a pumper trucks may be used, for example, where the ground circling a residential foundation form is inaccessible to mixer trucks due to soft ground, etc. or where the cement must be placed behind other structures such as a backyard patio. Pumpers are also used for parking lots and multi-story commercial buildings. However, there is limitation on lift distance of approximately 120 feet in height depending on the type of "mud" (concrete) being pumped. Cranes and buckets must be used for sky scrapers of extreme height. A concrete pumper is a piece of equipment that is usually pulled behind another vehicle. Hoses of various sizes can be attached to it depending on the job being performed and the type of "mud" being pumped. We use a Gomaco curb machine to place 80% of all of our curb and gutter. The machine is a 1998 series and is capable of placing up to 500 feet of 12" curb per hour. The average placement rate is closer to 150 feet per hour due to the type of projects that are most prevalent in the Anchorage area.

     The other equipment used in the course of our work are tools for forming and finishing concrete. These are primarily hand tools that are used on each project to place forms and concrete for sidewalks, walls and some curb and gutter. The Company does prefabricate forms for walls whenever practical. We also have commercial forms made of metal to assist in the placement of sidewalks and some curb and gutter.

     The Company purchases most of the concrete it uses from two Anchorage suppliers. Klondike Concrete furnishes most of the concrete for projects that are constructed in north and east Anchorage and northeasterly outside of Anchorage. Anchorage Sand and Gravel furnishes the concrete for south Anchorage. Both of these companies provide good service and between the two have been able to provide us with concrete when it was required.

CONCRETE  INDUSTRY  IN  ALASKA

     Five concrete companies operate in the Anchorage area with two of them headquartered in Washington state. Based on potential contract assignments, Denali Concrete Management, Inc. can become the largest such company to operate out of Alaska. According to a research performed by the Company's management, these five companies do 80% of the curb & gutter and sidewalk work in Alaska, with most of the concrete work done in Anchorage. We plan to initially target the Anchorage market with a goal to acquire contracts to cover up to 40% of the concrete work in Anchorage.

OPERATING  STRATEGY

     Our operating strategy is to provide high quality concrete improvement services that position us as a preferred contractor in Alaska. We do not compete primarily on a price basis, but on a price and quality basis. We seek to effect this strategy by providing reliable, time-definite services. An important factor in our ability to effect this strategy is the ready availability of material and employees. We are concentrating on better scheduling procedures, allowing us to have a more productive work force.

     Most of our work is for smaller projects that are limited in scope of work to be performed and time. Almost all projects are bid competitively. Many of our projects are for the Alaska Department of Transportation, but we act as a subcontractor to the general contractor.

     We believe that our operating strategy will position us to capitalize on evolving trends in the concrete industry. Municipal and Military projects are reducing their number of approved concrete contractors to a small group of core companies. As a small company with the capability to also offer competitive pricing and quality services, we are well-situated to capitalize on this trend.

BUSINESS  CYCLE

     Historically, sectors of the concrete industry have been cyclical as a result of economic recession, customers' business cycles, increases in prices in materials and in prices charged by third-parties, interest rate fluctuations and other economic factors over which we have no control. Increased operating expenses incurred by us as a result of increased cost of material can be expected to result in higher costs to us, and our net revenues and income from operations could be materially adversely affected if we were unable to pass through to our customers the full amount of increased material costs. Economic recession or a downturn in our customers' business cycles also could have a material adverse effect on our operating results if the volume of orders by those customers were reduced. Further, the cost of attracting and maintaining employees rises as a result of adverse economic changes will result in higher cost to us if we are unable to pass this cost through to our customers.

PRINCIPAL  CUSTOMERS

     Summit Alaska, Inc., Wilder Construction, Construction Unlimited and TAM Construction, all of Anchorage, Alaska, each account for more than 10% of the Company's revenue at present on a recurring, annual basis. While the loss of any of these accounts would have a temporary negative impact on the Company's business revenue and profits, our management believes that such a negative impact would be temporary and the work could be replaced with existing or new customers due to our favorable competitive pricing structure.

COMPETITION

     The concrete placement services industry is highly competitive and fragmented. Our business competes primarily against other domestic non-asset-based and asset based concrete and masonry companies. Competition is based primarily on rates, quality of service, such as quality of material, on-time project completion, and scope of operations.

     There are a number of other concrete and masonry companies that may have substantially greater financial resources, operate more equipment or have more existing customers than we do. Our local competition includes A Plus Concrete, M&M Contractors and Janus Bros. Inc.

     Some of our competitors may be prepared to accept less favorable fee structures than us when bidding for contracts. There can be no assurance that we will be able to compete successfully or that the competitive pressures faced by us, including those described, will not have a material adverse effect on our business, results of operations and financial condition.

     We have yet to establish our reputation and develop name recognition. We intend to become competitive by offering better service and prices than our competitors.

     Our primary emphasis is service, especially to our repeat customers, rather than price alone. However, the industry in which we operate is extremely price sensitive and we are responsive to competitive price pressures.

     As a small business and to effectively compete with larger companies, we have chosen a non-asset based structure. This provides greater flexibility and allows us to accept more jobs without having to purchase or lease additional equipment. This also increases our name recognition in the local market. When we commit to a contract with a client for a job that is too large for our own capacity, we may engage services of several independent contractors for different parts of the job. We receive revenue for our concrete placement service and our total cost includes fees paid to independent contractors.

     We also compete with other concrete and masonry companies in hiring qualified employees. Although we currently have an adequate number of employees, there can be no assurance that we will not be affected by a shortage of qualified employees in the future. Significant employee turnover is a problem within the industry as a whole. In addition, the concrete and masonry industry is experiencing a diminished workforce of qualified workers. As a result, we must compete with other concrete service companies for the employees. We anticipate that the intense competition for qualified employees in the concrete industry will continue.

MARKETING  AND  ADVERTISING

     We intend to market high quality, on-time services in the concrete improvements services market. Our operations are statewide, Anchorage in particular. We are actively establishing a presence in these regions.

     We currently have one employee who develops and implements our advertising strategies, including identifying clients and developing business relationships with local businesses. Additionally, this person is responsible for soliciting advertising contracts. We intend to increase the size of our sales force as our sales and revenues increase. We intend to use print advertising, direct mail and local telephone directories as our initial advertising and marketing methods.

     Our marketing strategy is to emphasize our commitment to high levels of service, flexibility, responsiveness, analytical planning and information management in order to serve customers' demands for time definite pickup and delivery. We are seeking to establish, maintain and strengthen our presence with prospective customers.

     We maintain a strong commitment to expanding our relationships with our customers. Projects ordered by repeat customers will be monitored on a regular basis, allowing us flexibility in responding rapidly to the varying service demands of our customers.

GOVERNMENTAL  REGULATION

     The concrete industry is subject to regulatory oversight and legislative changes which can affect the economics of the industry by requiring certain operating practices or influencing the demand for, and the costs of providing, services to shippers. Various state agencies that have jurisdiction over us, have broad powers, generally governing such matters as rates and charges, certain mergers, consolidations and acquisitions, and periodic financial reporting. Rates and charges are not directly regulated by these authorities. State agencies impose tax, license and bonding requirements.

     Our operations are subject to federal, state and local laws and regulations concerning the environment. We have not received any notices from any regulatory authority relating to any violation of any environmental law and incur no material costs specifically related to compliance with such laws. Presently, our only environmental requirements are eliminating release of harmful substances and have required only minimal expense to the Company for the purchase of leak-proof barrel pallets and the use of petroleum-free cutting compounds, both of which are readily available, commonly used and of minimal additional expense. To date, we have not engaged in any projects that have required dealing with environmental restrictions peculiar to the concrete industry. Should in the future an opportunity arise which would require compliance with additional environmental restrictions, the costs of compliance with those restrictions and/or limitations would be taken into consideration when bidding the project and be passed along to either the prime contractor or the owner.

EMPLOYEES

     Mr. Martin, our president, will devote full time in order to run the business of Denali. Other than our officer, we currently have 12 full time employees. At present, we do not intend to hire additional full time employees until such time as our operations require.

PROPERTIES

     Our principal address is 300 East 54th Avenue, Suite 200, Anchorage, Alaska 99513. Our president provides this office space at no cost to us and will continue this arrangement until such time as we generate sufficient revenue to rent.

LEGAL  PROCEEDINGS

     We are not a party to any bankruptcy, receivership or other legal proceeding, and to the best of our knowledge, no such proceedings by or against Denali have been threatened.

                                PLAN OF OPERATION

     For the nine months ended September 30, 2002, we generated $924,722 in revenue and realized a net income of $68,178. We have $300,961 in total assets and $135,195 in total liabilities. We believe that the proceeds from this offering, together with cash generated from operations, will satisfy our cash requirements for the next twelve months.

     During 2001 and through September, 2002, we issued 345,430 shares for $120,900 in cash. These funds are being used for legal, accounting, administrative, consulting and marketing costs. We need at least the minimum amount of proceeds from this offering to further implement our business plan and continue operations.

     Should we receive the minimum offering of $50,000, we will realize net proceeds of approximately $20,000. This amount will enable us to maintain existing leases on equipment and lease additional equipment and provide us with sufficient working capital to continue operations for a period of twelve months. We will not be able to fully implement our marketing and advertising plan with proceeds from the minimum offering and instead will have to rely on funds received from operations for marketing and advertising. Even if we raise the minimum amount of the offering, we may find it necessary to raise additional capital to fully implement our business plan. Should we receive the maximum amount of the offering, we will realize net proceeds of $170,000. This amount will enable us to lease and purchase additional equipment, implement our marketing and advertising plan and provide us with additional working capital. We intend to use the majority of the proceeds to enter additional equipment leasing arrangements. We anticipate an increase in capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

     We intend to develop and increase our customer base through advertising and referrals from previous customers. If necessary, we will advertise to increase our number of employees.

     We may purchase concrete equipment during the next twelve month if our operating revenues are sufficient to allow us to do so. As a result of continued growth of our operations, we plan to hire up to 10 additional employees during the second and third quarters of 2003. These additional employees may serve in any of the following capacities: drivers; marketing and promotion; and administration.

     If we are unable to raise the minimum offering amount, it may be necessary for us to find additional funding in order to market our services and maintain our lease arrangements. In this event, we may seek additional financing in the form of loans or sales of our stock. There is no assurance that we will be able to obtain financing on favorable terms or at all or that we will find qualified purchasers for the sale of our stock.

     We are devoting substantially all of our present efforts to establishing a new business and need the proceeds from this offering to continue our business and to market our concrete improvements services. Although we started our planned operation in April 2001, we have only generated $2,529,202 in revenue from inception through September 30, 2002 and have generated net operating income of $39,028 for the same period. If we cannot raise money through this offering, we may have to seek other sources of financing or we may be forced to curtail or terminate our business. Even if we raise the minimum amount of this offering, we may find it necessary to raise additional capital to fully implement our business plan. There is no assurance that additional sources of financing will be available at all or at a reasonable cost.


                             MANAGEMENT

NAME                     AGE  POSITION                          SINCE
-----------------------  ---  --------------------------------  -----
Spencer R. "Ray" Martin   36  President, CEO and sole Director   2001

     RAY MARTIN, PRESIDENT, CEO AND DIRECTOR. Mr. Martin was a superintendent for Summit Paving from 1997 to 2001. His expertise included supervising, training, organizing, and motivating multiple crews and jobs, scheduling subcontractors, suppliers, and inspectors, maintaining open communications with all participants in all phases of concrete construction. In addition, he was responsible for bidding and invoicing jobs, reviewing payroll, and performing all phases of concrete construction (heavy highway, industrial, curb and gutter, structural walls and bridges, decorative concrete/exposed aggregate, consumer and commercial concrete work). He worked as a foreman with Koho Contracting from 1996 to 1997, and with Odie's Concrete from 1991 to 1996. Mr. Martin was operating heavy equipment, forming and finishing all phases of concrete construction and supervising and training the crew.

                                  COMPENSATION

     The Company does not have employment contracts with its executive officers. We paid Mr. Martin $73,657 for services for the nine months ending September 30, 2002, and $42,234 for all of 2001. No other form of compensation, including bonus or options was received by any executive officer or director.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our company's charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the company shall have any liability to the company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The company's charter and bylaws provide that the company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The charter and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Denali. However, nothing in our charter or bylaws of the company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of 100,000 shares if we sell the minimum and 400,000 shares if we sell the maximum.

The  table  includes:
     each person known to us to be the beneficial owner of more than five percent of the outstanding shares each director of Denali Concrete Management, Inc.
     each  named  executive  officer  of  Denali  Concrete  Management,  Inc.


                         # of Shares
                         Beneficially     % Before        % After Offering
Name & Address           Owned            Offering     Minimum         Maximum

Ray Martin(1)
300 East 54th Avenue,
Suite 200
Anchorage, AK 99513. .      3,000,000        47.2%      46.5%            44.4%

Raymond L. Smith
[address]
                            3,000,000        47.2%      46.5%            44.4%

Total

    (1)  Officer  and  director

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Spencer "Ray" Martin our sole director and officer and Raymond L. Smith have entered into consulting agreements with the Company for which they were paid $42,234 and $74,266, respectively, during 2001 and $78,657 and $15,187 for the nine months ended September 30, 2002. Messrs. Martin and Smith also received reimbursement of out-of-pocket expenses of $___________ during 2001 and $__________ for the nine months ended September 30, 2002. During 2001, Messrs. Martin and Smith received founders stock in the amount of 3,000,000 shares each for $3,000 each (par value).

                          DESCRIPTION OF THE SECURITIES
COMMON  STOCK

     We are authorized to issue up to 50,000,000 shares of common stock with a par value of $.001. As of the date of this prospectus, there are 6,350,430 shares of common stock issued and outstanding.

     The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

     We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

TRANSFER  AGENT

     The transfer agent and registrar for our common stock is First American Stock Transfer of Phoenix, Arizona.

                        SHARES AVAILABLE FOR FUTURE SALE

     As of the date of this prospectus, there are 6,350,430 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 100,000 shares of common stock will be freely tradable if the minimum is sold and 400,000 shares of common stock will be freely tradable if the maximum is sold. 6,350,430 shares of common stock will be subject to the resale provisions of Rule 144. Sales of shares of common stock in the public markets may have an adverse effect on prevailing market prices for the common stock.

     Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with the issuer. Affiliates of the company may include its directors, executive officers, and person directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 unregistered resales of restricted common stock cannot be made until it has been held for one year from the later of its acquisition from the company or an affiliate of the company. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the company ("Applicable Requirements"). Resales by the company's affiliates of restricted and unrestricted common stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more that the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted common stock which has been held for two years free of the Applicable Requirements.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     We have 6,350,430 shares of our stock outstanding. Currently, there is no public trading market for our securities and there can be no assurance that any market will develop. If a market develops for our securities, it will likely be limited, sporadic and highly volatile.

     Presently, we are privately owned. This is our initial public offering. Most initial public offerings are underwritten by a registered broker-dealer firm or an underwriting group. These underwriters generally will act as market makers in the stock of a company they underwrite to help insure a public market for the stock. This offering is to be sold by Ray Martin, our officer and director. We have no commitment from any brokers to sell shares in this offering. As a result, we will not have the typical broker public market interest normally generated with an initial public offering. Lack of a market for shares of our common stock could adversely affect a shareholder in the event a shareholder desires to sell his shares. Currently, we do not plan to have our shares listed nor do we have any agreements with any market makers. At some time in the future, a market maker may make application for listing our shares.

     Currently the Shares are subject to Rule 15g-9, which provides, generally, that for as long as the bid price for the Shares is less than $5.00, they will be considered "penny stock" under rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in penny stocks must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer and obtain specific written consent of the customer, and provide monthly account statements to the customer. Should the broker-dealer fail to meet the disclosure requirements within the time specified under Rule 15g3, the purchaser may enjoy the right to rescind the transaction. Consequently, so long as the common stock is a designated security under the Rule, the ability of broker-dealers to effect certain trades may be affected adversely, thereby impeding the development of a meaningful market in the common stock. The likely effect of these restrictions will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock and increased transaction costs for sales and purchases of the stock as compared to other securities.

                              PLAN OF DISTRIBUTION

     We are offering up to 400,000 shares on a best efforts basis directly to the public through Mr. Ray Martin, an officer and director, who will offer the shares for Denali. The offering is a best efforts offering and will conclude 90 days from the date of this prospectus unless extended an additional 30 days our discretion. We may terminate this offering prior to the expiration date.

     In order to buy our shares, you must complete and execute the subscription agreement and make payment of the purchase price for each share purchased either in cash or by check payable to the order of Brighton Bank, N.A., Escrow Agent for Denali Concrete Management, Inc.

     Solicitation for purchase of our shares will be made only by means of this prospectus and communications with Mr. Ray Martin, our officer and director who is employed to perform substantial duties unrelated to the offering, who will not receive any commission or compensation for his efforts, and who is not associated with a broker or dealer.

     Mr. Ray Martin will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered hereby and certain other matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, 1225 17th Street, Suite 2300, Denver, Colorado 80202.

                                     EXPERTS

     The audited financial statements of Denali Concrete Management, Inc. as of September 30, 2002 appearing in this Prospectus and Registration Statement have been audited by Hawkins Accounting, Certified Public Accountant, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We  have  filed  a Registration Statement on Form SB-2 under the Securities
Act of 1933 as amended (the "Securities Act"), with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Denali and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site, http://www.sec.gov.


                        DENALI CONCRETE MANAGEMENT, INC.
                          [A Development Stage Company]

                                    CONTENTS

                                                                          PAGE
                                                                          ----
Independent Auditors' Review Report. . . . . . . . . . . . . . . . . . .    20

Balance Sheets, September 30, 2002 and 2001. . . . . . . . . . . . . . .    21

Statement of Operations, for the Nine Months Ending
September 30, 2002 and 2001. . . . . . . . . . . . . . . . . . . . . . .    22

Statement of Stockholder's Equity, for the Nine Months Ending
September 30, 2002 and 2001. . . . . . . . . . . . . . . . . . . . . . .    23

Statement of Cash Flows-Indirect Method, for the Nine Months
Ending September 30, 2002 and 2001 . . . . . . . . . . . . . . . . . . .    24

Notes to Financial Statements, September 30, 2002 and 2001 . . . . . . .    25

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . .    28

Balance Sheets, for the Year Ending December 31 2001 . . . . . . . . . .    29

Statement of Operations, for the Year Ending  December 31 2001 . . . . .    30

Statement of Stockholder's Equity, for the Year Ending  December 31 2001    31

Statement of Cash Flows-Indirect Method,
for the Year Ended  December 31 2001 . . . . . . . . . . . . . . . . . .    32

Notes to Financial Statements, December 31 2001. . . . . . . . . . . . .    33

To  the  Board  of  Directors
Denali  Concrete  Management,  Incorporated
Anchorage,  Alaska

                         Independent Accountant's Report
                         -------------------------------


I have reviewed the accompanying balance sheet of Denali Concrete Management, Incorporated as of September 30, 2002 and 2001 and the related statement of operations stockholders' equity and the statement of cash flows for the nine months then ended. All information included in these financial statements is the representation of the management of Denali Concrete Management, Incorporated.

I conducted my review in accordance with standards established by the American Institute of Public Accountants. A review of interim financial information consists principally of applying analytical procedures applied to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such as opinion.

Based on my review, I am not aware of any material modifications that should be made to the accompanying financial statements and the cumulative results of operations and cash flows in order for them to be in conformity with generally accepted accounting principles.








/s/  Hawkins  Accounting
--------------------------





December  17,  2002


                        DENALI CONCRETE MANAGEMENT, INC.
                                  BALANCE SHEET
                          SEPTEMBER 30, 2002 AND 2001

                                                    2002        2001
                                                  ---------  ----------
ASSETS
------------------------------------------------
Current assets
  Cash . . . . . . . . . . . . . . . . . . . . .  $ 29,211   $   1,009
  Accounts receivable. . . . . . . . . . . . . .   257,420     273,223
  Deposits . . . . . . . . . . . . . . . . . . .       265         265
                                                  ---------  ----------
    Total current assets . . . . . . . . . . . .   286,896     274,497

Fixed assets
  Equipment. . . . . . . . . . . . . . . . . . .    10,837       8,637
  Vehicles . . . . . . . . . . . . . . . . . . .     5,000       5,000
                                                  ---------  ----------
                                                    15,837      13,637
  Accumulated depreciation . . . . . . . . . . .    (1,772)       (366)
                                                  ---------  ----------
    Total fixed assets . . . . . . . . . . . . .    14,065      13,271
                                                  ---------  ----------

      Total assets . . . . . . . . . . . . . . .  $300,961   $ 287,768
                                                  =========  ==========


LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------
Current liabilities
  Bank overdraft . . . . . . . . . . . . . . . .              $ 54,926
  Accounts payable . . . . . . . . . . . . . . .  $117,695     172,093
  Accrued interest payable . . . . . . . . . . .                   110
  Garnishments . . . . . . . . . . . . . . . . .                   188
  Notes payable. . . . . . . . . . . . . . . . .                 4,000
  Payroll taxes payable. . . . . . . . . . . . .    17,500     125,037
                                                  ---------  ----------
    Total current liabilities. . . . . . . . . .   135,195     356,354

      Total liabilities. . . . . . . . . . . . .   135,195     356,354

Stockholder's equity
  Preferred stock 1,000,000 shares authorized,
    0 outstanding
  Common stock 50,000,000 shares authorized,
    par value $.001 6,350,430 shares outstanding     6,350       6,284
  Paid in capital. . . . . . . . . . . . . . . .   120,555      97,621
  Retained deficit . . . . . . . . . . . . . . .    38,861    (172,491)
                                                  ---------  ----------
    Total shareholder's equity . . . . . . . . .   165,766     (68,586)
                                                             ----------
      Total liabilities and shareholder's equity  $300,961   $ 287,768
                                                  =========  ==========

               See the accompanying notes and accountant's report


             DENALI CONCRETE MANAGEMENT, INC.
                  STATEMENT OF OPERATIONS
    FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2002 AND 2001

                                            2002        2001
                                         ----------  -----------

Revenue . . . . . . . . . . . . . . . .  $  924,722  $1,111,516

Cost of revenue . . . . . . . . . . . .     322,217     621,480
                                         ----------  -----------

Gross profit. . . . . . . . . . . . . .     602,505     490,036

Expenses
  Consulting. . . . . . . . . . . . . .      97,886      53,000
  Depreciation. . . . . . . . . . . . .         675         366
  Equipment rental. . . . . . . . . . .       3,325          80
  Health insurance. . . . . . . . . . .      11,799         465
  Insurance . . . . . . . . . . . . . .      44,897      18,336
  Lease for lot . . . . . . . . . . . .         600           0
  Legal and accounting. . . . . . . . .       1,490       4,600
  Miscellaneous . . . . . . . . . . . .       1,316       6,382
  Office expenses . . . . . . . . . . .      11,101      10,198
  Payroll costs . . . . . . . . . . . .     353,074     560,933
  Taxes and licenses. . . . . . . . . .         180         200
  Telephone . . . . . . . . . . . . . .       2,286         220
  Travel. . . . . . . . . . . . . . . .       1,463       5,928
  Vehicle expense . . . . . . . . . . .       3,989       1,709
                                         ----------  -----------
    Total expenses. . . . . . . . . . .     534,080     662,417
                                         ----------  -----------
  Net loss from operations. . . . . . .      68,425    (172,381)
Other income and (expense)
  Interest expense. . . . . . . . . . .         247         110
                                         ----------  -----------
Net (loss). . . . . . . . . . . . . . .  $   68,178  $ (172,491)
                                         ==========  ===========

Net loss per common share . . . . . . .  $     0.01  $    (0.01)
                                         ==========  ===========

Weighted average of shares outstanding.   6,290,018   6,246,680
                                         ==========  ===========

               See the accompanying notes and accountant's report


                        DENALI CONCRETE MANAGEMENT, INC.
                        STATEMENT OF STOCKHOLDER'S EQUITY
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2002 AND 2001


                                      2001
                                      ----

                                             PAID IN   EARNINGS
DATE                   SHARES      AMOUNT    CAPITAL   (LOSS)      TOTAL
-------------------  ----------  ----------  --------  ----------  ---------
April, 2001 . . . .  6,005,000   $   6,005                          $  6,005
April, 2001 . . . .    158,859         159     55,441                55,600
May, 2001 . . . . .     51,357          51     17,924                17,975
June, 2001. . . . .     37,000          37     12,913                12,950
July, 2001. . . . .     32,500          32     11,343                11,375
Net loss for period                                     (172,491)  (172,491)
                     ----------  ----------  --------  ----------  ---------
                     6,284,716   $   6,284   $ 97,621  $(172,491)  $(68,586)
                     ==========  ==========  ========  ==========  =========


                                      2002
                                   ----------

Decmber 31, 2001. .  6,284,716   $   6,284   $ 97,621  $ (29,316)  $ 68,584
September, 2002 . .     65,714          66     22,934                23,000
Net income. . . . .                                       68,177     68,177
                     ----------  ----------  --------  ----------  ---------
                     6,350,430   $   6,350   $120,555  $  38,861   $159,761

               See the accompanying notes and accountant's report


                        DENALI CONCRETE MANAGEMENT, INC.
                    STATEMENT OF CASH FLOWS-INDIRECT METHOD
             FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2002 AND 2001

                                                               2002        2001
                                                            ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) . . . . . . . . . . . . . . . . . . . . . . .  $  68,178   $(172,491)
  Adjustments to reconcile net income
    to net cash provided by operating activities
    Depreciation . . . . . . . . . . . . . . . . . . . . .        675         366
    Increase in accounts receivable. . . . . . . . . . . .   (196,077)   (273,223)
    Increase in deposits . . . . . . . . . . . . . . . . .          0        (265)
    Increase in accounts payable . . . . . . . . . . . . .    105,758     172,093
    Increase in accrued interest payable and garnishments.       (415)        298
    Increase in payroll taxes payable. . . . . . . . . . .     15,701     125,037
                                                            ----------  ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . . .     (6,180)   (148,185)

INVESTING ACTIVITIES
    Purchase of assets . . . . . . . . . . . . . . . . . .      2,200      13,637

FINANCING ACTIVITIES
    Sale of common stock . . . . . . . . . . . . . . . . .     23,000     103,905
    Payoff short term borrowings . . . . . . . . . . . . .     (4,000)
    Short term borrowings. . . . . . . . . . . . . . . . .                  4,000
                                                            ----------  ----------
NET CASH REALIZED FROM FINANCING ACTIVITIES. . . . . . . .     19,000     107,905
                                                            ----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . . . .     10,620     (53,917)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD . . . . .     18,591           0
                                                            ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD . . . . . . . .  $  29,211   $ (53,917)
                                                            ==========  ==========

               See the accompanying notes and accountant's report

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
          ----------------------------------------------

          Nature of the business -Denali Concrete Management, Inc (the "Company)
          ----------------------
          operates as a concrete company providing concrete and paving services for large projects on a per job basis for the state of Alaska and other large contractors.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ----------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Property  and  equipment  - Property and equipment will be recorded at
          ------------------------
          cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation will be provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Earnings  per share - Basic earnings per share amounts are computed by
          -------------------
          dividing the net income by the weighted average number of common shares outstanding.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001


          Material  adjustments  -  Management  is  not  aware  of  any material
          ---------------------
          adjustments  that  need  to  be  made  to  these financial statements.

NOTE  2:  BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on December 10, 1999. There was no activity in the Company until April 11, 2001.

NOTE  3:  COMMON  STOCK

          Founder's stock- at the initial organizational meeting of the Company,
          ---------------
          the board of directors voted to issue stock to the founders of the corporation. These shares, which total 6,005,000 shares, are to be issued for consideration of $.001 per share. The founders exercised their rights to purchase these shares on April 11, 2001 as reflected in the Statement of Shareholder's Equity.

          Common  Stock-At  the  initial  meeting  of  the  Company the board of
          -------------
          directors further voted to issue through a private placement common stock. The offering price of this offering was to be $.35 a share and the proceeds were to total $100,000. On July 24, 2001, the board of directors voted to discontinue the offering of its shares of common stock. For the period ending September 30, 2001 a total of $86,175 had been raised in the issuance of 246,216 shares of common stock. In September 2002 an additional 65,714 shares were sold raising $23,000.

NOTE  4:  RELATED  PARTY  TRANSACTIONS

          The Company paid two of the founders a total of $93,844 and $43,000 during the periods ending September 30, 2002 and 2001 respectively for management fees in the operation of the Company. One of the founders was also reimbursed a total of $4,686 during the nine months ended September 30, 2001 for the repayment of out of pocket expenses he incurred on behalf of the Company.

          Consulting fees were paid for services rendered to other shareholders for the nine months ending September 30, 2002 and 2001, $4,000 and $10,000 respectively. These were for services rendered to the Company in the development of the registration for filing.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

NOTE  5:  INCOME  TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $5,000 resulting from a net loss before income taxes, and a deferred tax expense of $5,000 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2021 and 2022.

          The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

NOTE  6:  LEASES

          The Company rents storage facilities on a month-to-month basis for the storage of its vehicle and equipment. For the period ending September 30, 2002 that expense was $600.

To  the  Board  of  Directors  and  Shareholders
Denali  Concrete  Management,  Inc.
Anchorage,  Alaska

                          INDEPENDENT AUDITOR'S REPORT

I have audited the balance sheet of Denali Concrete Management, Inc. as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Denali Concrete Management, Inc as of December 31, 2001, the results of operations and it's cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States of America.






/s/  Hawkins  Accounting
-------------------------


April  25,  2002


           DENALI CONCRETE MANAGEMENT, INC
                  BALANCE SHEET
                DECEMBER 31, 2001

ASSETS
----------------------------------------------
Current assets
  Cash . . . . . . . . . . . . . . . . . . . .  $ 18,591
  Accounts receivable. . . . . . . . . . . . .    61,345
  Deposits . . . . . . . . . . . . . . . . . .       265
                                                ---------
  Total current assets . . . . . . . . . . . .    80,201

Fixed assets
  Equipment. . . . . . . . . . . . . . . . . .     8,637
  Vehicles . . . . . . . . . . . . . . . . . .     5,000
                                                ---------
                                                  13,637
Accumulated depreciation . . . . . . . . . . .    (1,097)
                                                ---------
  Total fixed assets . . . . . . . . . . . . .    12,540
                                                ---------

  Total assets . . . . . . . . . . . . . . . .  $ 92,741
                                                =========

LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------
Current liabilities
  Accounts payable . . . . . . . . . . . . . .  $ 11,937
  Accrued interest payable . . . . . . . . . .       166
  Garnishments . . . . . . . . . . . . . . . .       250
  Notes payable. . . . . . . . . . . . . . . .     4,000
  Payroll taxes payable. . . . . . . . . . . .     1,799
                                                ---------
    Total current liabilities. . . . . . . . .    18,152

  Total liabilities. . . . . . . . . . . . . .    18,152

Stockholder's equity
  Preferred stock 1,000,000 shares authorized,
  0 outstanding
  Common stock 50,000,000 shares authorized,
  par value $.001 6,284,716 shares outstanding     6,284
  Paid in capital. . . . . . . . . . . . . . .    97,621
  Retained deficit . . . . . . . . . . . . . .   (29,316)
                                                ---------
  Total shareholder's equity . . . . . . . . .    74,589
                                                ---------

  Total liabilities and shareholder's equity .  $ 92,741
                                                =========

     The accompanying notes are an integral part of the financial statements


              DENALI CONCRETE MANAGEMENT, INC
                  STATEMENT OF OPERATION
           FOR THE YEAR ENDING DECEMBER 31, 2001

Revenue . . . . . . . . . . . . . . . .  $ 1,604,480

Cost of revenue . . . . . . . . . . . .      798,094
                                         ------------

Gross profit. . . . . . . . . . . . . .      806,386

Expenses
  Consulting. . . . . . . . . . . . . .      120,951
  Depreciation. . . . . . . . . . . . .        1,097
  Equipment rental. . . . . . . . . . .        2,280
  Health insurance. . . . . . . . . . .        7,278
  Insurance . . . . . . . . . . . . . .        8,147
  Lease for lot . . . . . . . . . . . .          830
  Legal and accounting. . . . . . . . .       10,048
  Miscellaneous . . . . . . . . . . . .        5,946
  Office expenses . . . . . . . . . . .        6,135
  Payroll costs . . . . . . . . . . . .      658,695
  Taxes and licenses. . . . . . . . . .          338
  Telephone . . . . . . . . . . . . . .          301
  Travel. . . . . . . . . . . . . . . .        3,701
  Vehicle expense . . . . . . . . . . .        9,789
                                         ------------
    Total expenses. . . . . . . . . . .      835,536
                                         ------------
  Net loss from operations. . . . . . .      (29,150)
Other income and (expense)
  Interest expense
Net (loss). . . . . . . . . . . . . . .         (166)
                                         ------------
                                         $   (29,316)
                                         ============
Net loss per common share . . . . . . .  $        01)
                                         ============

Weighted average of shares outstanding.    6,246,680
                                         ============

The  accompanying  notes  are  an  integral  part  of  the  financial statements


                        DENALI CONCRETE MANAGEMENT, INC
                        STATEMENT OF STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDING DECEMBER 31, 2001


                                              PAID IN   EARNINGS
DATE                     SHARES     AMOUNT    CAPITAL   (LOSS)      TOTAL
---------------------  ----------  ---------  --------  ----------  ----------------
April, 2001 . . . . .  6,005,000   $  6,005                                      $
April, 2001 . . . . .    158,859        159     55,441                55,600    6,163,859
May, 2001 . . . . . .     51,357         51     17,924                17,975       34,238
June, 2001. . . . . .     37,000         37     12,913                12,950       21,583
July, 2001. . . . . .     32,500         32     11,343                11,375       10,750
Net loss for the year                                     (29,316)   (29,316)      16,250
                       ----------  ---------  --------  ----------  ----------  ---------
                       6,284,716   $  6,284   $ 97,621  $ (29,316)  $   68,584  6,246,680
                       ==========  =========  ========  ==========  ==========  =========

     The accompanying notes are an integral part of the financial statements


                        DENALI CONCRETE MANAGEMENT, INC
                    STATEMENT OF CASH FLOWS-INDIRECT METHOD
                      FOR THE YEAR ENDED DECEMBER 31, 2001

CASH  FLOWS FROM OPERATING ACTIVITIES
  Net (loss) . . . . . . . . . . . . . . . . . . . . . .       $(29,316)
  Adjustments to reconcile net income
       to net cash provided by operating activities
       Depreciation . . . . . . . . . . . . . . . . . . .         1,097
       Increase in accounts receivable. . . . . . . . . .       (61,345)
       Increase in deposits . . . . . . . . . . . . . .            (265)
       Increase in accounts payable . . . . . . . . . . .        11,937
       Increase in accrued interest payable and garnishments.       416
       Increase in payroll taxes payable. . . . . . . . . .       1,799
                                                               ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES. . . . . . . .        (75,677)

INVESTING ACTIVITIES
       Purchase of assets . . . . . . . . . . . . . . . . . .   (13,637)

FINANCING ACTIVITIES
       Sale of common stock . . . . . . . . . . . . . . . . .   103,905
       Short term borrowings. . . . . . . . . . . . . . . . .     4,000
                                                               ---------
NET CASH REALIZED FROM FINANCING ACTIVITIES. . . . . . .        107,905

INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . . .       $ 18,591
                                                               =========


     The  accompanying  notes  are  an integral part of the financial statements

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001


NOTE  1:  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
          ----------------------------------------------

          Nature  of  the  business  -  Denali  Concrete  Management,  Inc  (the
          -------------------------
          "Company) operates as a concrete company providing concrete and paving services for large projects on a per job basis for the state of Alaska and other large contractors.

          Pervasiveness  of  estimates - The preparation of financial statements
          ----------------------------
          in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Cash  and  cash  equivalents  -  For  financial statement presentation
          ---------------------------
          purposes, the Company considers all short-term investments with a maturity date of three months or less to be cash equivalents.

          Property  and  equipment  - Property and equipment will be recorded at
          ------------------------
          cost. Maintenance and repairs are expensed as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

          Depreciation will be provided using the straight-line method, over the useful lives of the assets. Since the company has yet to commence operations, no depreciation has been taken. Equipment consists of moldings being developed.

          Income  taxes  -  Income  taxes  are  provided  for the tax effects of
          -------------
          transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for Financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.

          Earnings  per share - Basic earnings per share amounts are computed by
          -------------------
          dividing the net income by the weighted average number of common shares outstanding.

                        DENALI CONCRETE MANAGEMENT, INC.
                        FOOTNOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2001

NOTE  2:  BACKGROUND

          The Company was incorporated under the laws of the State of Nevada on December 10, 1999. There was no activity in the Company until April 11, 2001.

NOTE  3:  COMMON  STOCK

          Founder's  stock  -  at  the  initial  organizational  meeting  of the
          ----------------
          Company, the board of directors voted to issue stock to the founders of the corporation. These shares, which total 6,005,000 shares, are to be issued for consideration of $.001 per share. The founders exercised their rights to purchase these shares on April 11, 2001 as reflected in the Statement of Shareholder's Equity.

          Common  Stock  -  At  the  initial meeting of the Company the board of
          -------------
          directors further voted to issue through a private placement common stock. The offering price of this offering was to be $.35 a share and the proceeds were to total $100,000. On July 24, 2001, the board of directors voted to discontinue the offering of its shares of common stock. At the time the board of directors discontinued the offering a total of $97,900 had been raised from 19 investors from the sale of 279,716 shares of common stock.

NOTE  4:  RELATED  PARTY  TRANSACTIONS

          The Company paid two of the founders a total of $116,500 for management fees in the operation of the Company. One of the founders was also reimbursed a total of $7,663 for the repayment of out of pocket expenses he incurred on behalf of the Company.

NOTE  5:  INCOME  TAXES

          The benefit for income taxes from operations consisted of the following components: current tax benefit of $4,397 resulting from a net loss before income taxes, and a deferred tax expense of $4,397 resulting from a valuation allowance recorded against the deferred tax asset resulting from net operating losses. Net operating loss carryforward will expire in 2021.

          The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction would result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer required.

                               $50,000 / $200,000




                        DENALI CONCRETE MANAGEMENT, INC.




                             100,000 SHARES MINIMUM
                             400,000 SHARES MAXIMUM
                                  COMMON STOCK
                                 $.001 PAR VALUE






                              ---------------------
                                   PROSPECTUS
                              ---------------------













                                      DATE


================================================================================
Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------
TABLE  OF  CONTENTS
--------------------------------
Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . .   2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Forward-Looking Statements. . . . . . . . . . . . . . . . . . . . .   5
Dilution and Comparative Data . . . . . . . . . . . . . . . . . . .   6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Determination of Offering Price . . . . . . . . . . . . . . . . . .   7
Description of Business . . . . . . . . . . . . . . . . . . . . . .   8
Plan of Operation . . . . . . . . . . . . . . . . . . . . . . . . .  13
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Principal Stockholders. . . . . . . . . . . . . . . . . . . . . . .  15
Certain Relationships and Related Transactions. . . . . . . . . . .  15
Description of the Securities . . . . . . . . . . . . . . . . . . .  15
Shares Available for Future Sale. . . . . . . . . . . . . . . . . .  16
Market for Common Stock . . . . . . . . . . . . . . . . . . . . . .  16
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . .  17
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Additional Information. . . . . . . . . . . . . . . . . . . . . . .  18
Index to Financial Statements . . . . . . . . . . . . . . . . . . .  19

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to whom it is unlawful to make such offer in any jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Registrant's Articles of Incorporation eliminate the personal liability of its directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the extent permitted by Nevada law. The Nevada Corporation Act does not eliminate personal liability for monetary damages for
(i) any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) voting for or assenting to a distribution in violation of Nevada law or the Registrant's Articles of Incorporation, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

     The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Nevada law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Nevada Corporation Act further provides that indemnification shall be provided if the party in question is wholly successful, on the merits or otherwise.

     There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


Total Registration Fee under Securities Act of 1933 . . .  $     19
Printing and Engraving. . . . . . . . . . . . . . . . . .  $ 2,000*
Accounting Fees and Expenses. . . . . . . . . . . . . . .  $ 2,000*
Legal Fees and Expenses . . . . . . . . . . . . . . . . .  $20,000*
Blue Sky Fees and Expenses (including related legal fees)  $ 2,500*
Transfer Agent Fees . . . . . . . . . . . . . . . . . . .  $ 2,000*
Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  $ 1,481*

Total . . . . . . . . . . . . . . . . . . . . . . . . . .  $30,000*
                                                           ========

*  Estimated

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     Since its inception, the Registrant has issued a total of 6,005,000 shares of its common stock to its founders in reliance on Section 4(2) of the Securities Act of 1933 as a sale not involving a public offering. From April 2001 to September 2002, the Company issued 345,430 shares of common stock to a total of 20 investors at $.35 per share in reliance on Section 4(2) and Rule 506 of Regulation D. All of these investors were accredited investors and purchase their shares for investment purposes. Each investor had a pre-existing relationship with the Company or its sole director and officer. No broker was involved and no commissions were paid in the transactions.

ITEM  27.  EXHIBITS.

     Reference  is  made  to  the  Exhibit  Index  appearing  on  Page  II-4.
ITEM  28.  UNDERTAKINGS.

     The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anchorage, State of Alaska, on February 13, 2003.

     Denali  Concrete  Management,  Inc.


     By:/s/ Spencer  R.  Martin
        ---------------------------
        President, Chief  Executive

     By:/s/ Spencer  R.  Martin
        ------------------------------------------
        Chief  Accounting  and  Financial  Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                        Title                     Date
-------------------------    --------------------------     ------------------


By: /s/ Spencer R. Martin               Director            February 13, 2003
-------------------------
Spencer  R.  Martin


                                        EXHIBIT INDEX

Exhibit #  Description
---------  ---------------------------------------------------------------------------------

      4.1      Articles of Incorporation of Denali Concrete Management, Inc.*

      4.2      Certificate of Amendment to Articles of Incorporation*

      4.3      Bylaws of Denali Concrete Management, Inc.*

      5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.**

     10.1      Subscription Agreement.**

     10.2      Escrow Agreement with Brighton Bank, N.A.**

     23.1      Consent of Hawkins Accounting*

     23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1).**


*    Filed  herewith.
**  To  be  filed  by  amendment.
